EXHIBIT 5.1

January 5, 2001

iBEAM Broadcasting Corp.
645 Almanor Avenue, Suite 100
Sunnyvale, CA 94086

RE: REGISTRATION STATEMENT ON FORM S-8/S-3

Ladies and Gentlemen:

             We have examined the Registration Statement on Form S-8/S-3 to be filed by you with the Securities and Exchange Commission on or about January 8, 2001 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 6,825,990 shares of your Common Stock (the “Shares”), 536,795 of which have been issued under the 1998 Stock Plan, 3,000 of which have been issued under the 2000 Stock Plan, 286,195 of which are to be issued under the NextVenue Inc. Amended and Restated 1999 Stock Option Plan, and 6,000,000 of which are to be issued under the 2000-B Stock Plan (together, the “ Plans”). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares issued or to be issued under the Plans.

             It is our opinion that the Shares that have been issued are, and the Shares to be issued, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be, legally and validly issued, fully paid and nonassessable.

             We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

Wilson Sonsini Goodrich & Rosati Professional Corporation